Exhibit 19
BATH & BODY WORKS
INSIDER TRADING POLICY

INTRODUCTION

Bath & Body Works, Inc.’s (the “Company”) values are at the heart of everything we do, and as associates we know it matters how we play the game. Doing what is right means following our beliefs – and the rules – even when no one is watching. One of the rules outlined in our Code of Conduct is a prohibition against insider trading.

Insider trading is often defined as improper trading in the securities of a company with knowledge of material information concerning that company that is not generally available to other investors. It’s a practice that violates federal and state securities laws and can result in significant civil and criminal penalties. In light of the severity of the possible sanctions, both to you and to the Company, the Company has established this Insider Trading Policy (the “Policy”) to help associates and members of our Board of Directors avoid inadvertent violations of the law.

You are responsible for complying with securities laws and this Policy. If you have questions about this Policy, please contact the Chief Legal Officer (ChiefLegalOfficer@bbw.com) or Global Ethics & Compliance (EthicsandCompliance@bbw.com).

POLICY

Federal and state securities laws prohibit any person who is aware of material, non-public information about a company from trading the securities of that company. These laws also prohibit a person from disclosing or tipping material, non-public information to other persons who may trade on the basis of that information. Violation of these laws subjects a person to personal liability and potential civil and criminal penalties.

“Material” information about a company is information that a reasonable investor would find important in determining whether or not to trade a security, or the disclosure of which could be reasonably expected to affect the market price of the company’s securities. It is not possible to identify all information that would be deemed material; however, the following types of information would normally be considered to be material:

•Projections of future earnings, sales and margins and other earnings-related guidance (and actual performance compared to such projections)
•Pending or proposed mergers, acquisitions, tender offers, joint ventures or other significant strategic transactions
•Pending or proposed acquisitions or dispositions of significant assets
•Changes in senior management or the Board of Directors of the Company
•Actual or threatened litigation or government investigations or major developments in such matters
•Significant cybersecurity incidents impacting data or Company operations and the remediation status of such incidents
•Actual or potential significant operational disruption and the remediation status of such disruption
•New products or discoveries, or developments regarding customers, suppliers or other business partners (e.g., acquisition or loss of a key contract)
•Potential restatements of the Company’s financial statements
•Changes in auditors or auditor notification that the Company may no longer rely on an auditor’s audit report
•Changes in dividend policy, declarations of stock splits, repurchases of Company stock or debt, or public or private sales of additional securities

Information is “non-public” if it has not been broadly disseminated to the general public through a report filed with the Securities and Exchange Commission (“SEC”) or through major newswire services, national news services or financial news.

PERSONS SUBJECT TO THIS POLICY
Updated October 2023

This Policy applies to all members of the Company’s Board of Directors and Company “Associates” (as defined below). For purposes of this Policy, the term “Associates” refers to all employees and officers of the Company. In addition, this Policy applies to other persons designated by the Chief Legal Officer or Chief Financial Officer who, from time to time, may receive material, non-public information about the Company.

This Policy also applies to family members sharing your household, other persons sharing your household and any person or entity whose transactions in Company securities are subject to your direct or indirect influence or control.

Certain individuals, such as “Section 16 Insiders” and “Insider Associates” (as defined below), are more likely than others to have material, non-public information about the Company. As such, these individuals are subject to additional restrictions as described below.

Section 16 Insiders. Section 16 Insiders are subject to the reporting and liability provisions of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules promulgated thereunder. Section 16 Insiders will be notified by the Chief Legal Officer of their obligations under Section 16.

Insider Associates. From time to time, the Company will identify other persons, who have frequent or special access to material, non-public information concerning the Company (“Insider Associates”) as part of the normal course of their job duties or otherwise.

For purpose of this Policy, Section 16 Insiders and Insider Associates are collectively referred to in this Policy as “Insiders”.

This Policy continues to apply to you even after termination of your service to the Company for so long as you possess material, non-public information about the Company.

APPLICABILITY TO TRANSACTIONS INVOLVING COMPANY SECURITIES

This Policy applies to all transactions in the Company’s securities, such as common stock and any other securities issued by the Company, including debt instruments (e.g., bonds), preferred stock and convertible debentures, as well as derivative securities relating to the Company’s stock, whether or not issued by the Company, such as warrants and publicly-traded options. For the purposes of this Policy, the term “trade” refers to any transaction in the Company’s securities.

Stock Options. Exercising a stock option granted by the Company and holding the shares issued under such stock option is not deemed a purchase transaction subject to the trading restrictions and prohibitions in this Policy. However, the subsequent sale of shares issued under the option is subject to the trading restrictions and prohibitions under this Policy.

Associate Plans. The trading restrictions and prohibitions in this Policy do not apply to periodic contributions by the Company or Associates to an associate stock purchase plan or other associate benefit plan (e.g., a pension plan or 401(k) plan) that is used to purchase Company securities pursuant to the Associate’s advance instruction. However, no Associate may establish or alter such Associate’s instructions regarding the level of withholding or the purchase of Company securities in such plans while in possession of material, non-public information about the Company. Any sale of securities acquired under such plans is subject to the prohibitions and restrictions of this Policy.

SPECIAL AND PROHIBITED ACTIVITIES

The Company’s directors and Associates are prohibited from trading Company securities while in possession of material, non-public information about the Company, nor may they advise others to trade, or communicate the information to anyone else until such time as the information has been publicly disseminated. Directors and Associates may not:

•Buy or sell Company securities while in possession of material, non-public information related to the Company, except pursuant to a trading plan approved by the Chief Legal Officer that complies with Rule
Updated October 2023

10b5-1 promulgated under the Exchange Act (see Exhibit A for the “Guidelines for Establishing Rule 10b5-1 Trading Plans”). Loans, pledges, gifts, charitable donations and other contributions of Company securities are also subject to this Policy.
•Engage in any other action to take personal advantage of the information; or
•Communicate the information to others outside the Company, including family members, friends and significant others.

In addition, Associates and directors in possession of material, non-public information related to another company learned as a result of their relationship with the Company may not trade in the securities of such other company, express an opinion as to the desirability of trading the securities of such other company, or otherwise use such information for personal gain.

Prohibited Transactions

The Company has determined that there may be a heightened legal risk or the appearance of improper or inappropriate conduct if Insiders engage in certain types of transactions as outlined below. Therefore, Insiders are prohibited from engaging in any such transactions.

Short Sales. A short sale is a sale of a security by an investor who does not actually own the stock. Short sales of the Company’s securities indicate an expectation on the part of the seller that the market value of the securities will decline. Short sales may reduce an Insider’s incentive to improve the Company’s performance. For these reasons, the Company prohibits short sales of the Company’s securities. In addition, Section 16 of the Exchange Act expressly prohibits Section 16 Insiders from engaging in short sales.

Publicly-traded Options. Publicly-traded options are contracts that allow an investor to make a bet on the short-term movement of a company’s stock price. Options are speculative in nature, and their use by Insiders can create the appearance of impropriety or that the Insider is focused on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions by Insiders in publicly-traded put options, call options or other derivatives of the Company’s securities are prohibited by this Policy. (Options positions arising from certain types of hedging transactions are governed by the next paragraph below.)

Hedging or Monetization Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including the use of financial instruments such as prepaid variable forwards, equity swaps and collars. Such hedging and monetization transactions allow an owner of securities to lock in much of the value of such owner’s stock holdings, often in exchange for all or part of the potential upside appreciation of the stock. When that occurs, the Insider may no longer have the same objectives as the Company’s other shareholders. Accordingly, the Company prohibits hedging and monetization transactions in the Company’s securities.

Transactions Requiring Pre-Clearance

Margin Accounts and Pledges. Insiders are not permitted to use Company securities as collateral for a margin account or to secure a loan unless approved in advance by the Chief Legal Officer. Please be aware, however, that a margin or foreclosure sale of Company securities occurring at a time when you are aware of material, non-public information may be deemed unlawful. You should exercise caution when pledging Company securities as collateral.

Gifting. Generally, bona fide gifts of Company securities are not considered to be sales under securities laws; however, such transactions are subject to this Policy. Accordingly, an Insider who wants to gift Company securities during a closed Trading Window (as defined below) may only do so when the Insider is not aware of material, non-public information. Section 16 Insiders who want to gift Company securities at any time must first pre-clear such transactions with the Chief Legal Officer.

Standing and Limit Orders. Standing and limit orders (except standing and limit orders under a trading plan approved by the Chief Legal Officer that complies with Rule 10b5-1 promulgated under the Exchange Act) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker,
Updated October 2023

and as a result, the broker could execute a transaction when an Associate is in possession of material, non-public information or when the Trading Window is closed. The Company therefore discourages placing a standing or limit order on the Company’s securities. If a person subject to this Policy determines that they must use a standing or limit order, the order should be limited to a short duration and should otherwise comply with the restrictions and procedures outlined below. A person subject to this Policy must also pre-clear any standing or limit order with the Chief Legal Officer.

SELECTIVE DISCLOSURE OF MATERIAL, NON-PUBLIC INFORMATION

The Company is required under federal securities laws to avoid selective disclosure of material, non-public information. Accordingly, the Company has procedures for disclosing material, non-public information in such a manner as to ensure the broadest possible public dissemination. Directors and Associates, therefore, may not disclose material, non-public information to anyone outside of the Company, including family and friends, unless authorized to do so and such disclosure is in accordance with established procedure. Any inquiries from non-Associates regarding material, non-public information about the Company should be referred to Investor Relations (InvestorRelations@bbw.com).

ADDITIONAL TRADING RESTRICTIONS APPLICABLE TO INSIDERS

Trading Windows. Insiders are prohibited from trading Company securities except during an open trading window (each, a “Trading Window”). Even when a Trading Window is open, Insiders (and other persons subject to this Policy) are prohibited from trading, gifting or transferring Company securities while in possession of material, non-public information. From time to time, the Company may impose special blackout periods during which Insiders, and potentially a larger group of Associates, are prohibited from trading Company securities even though the Trading Window might otherwise be open. The Chief Legal Officer will advise Insiders of the commencement and termination of Trading Windows. These trading restrictions do not apply to trades made under a Rule 10b5-1 trading plan established during an open Trading Window and approved by the Chief Legal Officer. Trading in the Company's securities during an open Trading Window should not be considered a “safe harbor,” and all Insiders must use good judgment at all times.

Pre-Clearance. To reduce the chances of trading while a material event is on the horizon and to facilitate compliance with applicable laws, Section 16 Insiders must pre-clear their transactions in Company securities (including gifts) with the Chief Legal Officer, even during an open Trading Window. Pre-clearance must be requested before the planned execution of the transactions, and Section 16 Insiders must trade within two trading days of receiving pre-clearance. If the Section 16 Insider does not trade during this period, he or she must repeat the process and again seek pre-clearance.

Transactions Reporting. To facilitate timely and appropriate disclosures required pursuant to Section 16 of the Exchange Act, Section 16 Insiders must report all acquisitions and dispositions of the Company’s equity securities to the Chief Legal Officer or his or her delegate, whether or not issued by the Company, including purchases, sales, bona fide gifts, and transfers, within one business day of execution.

Profits from the Purchase and Sale of Securities Within Six Months. For the purpose of preventing the unfair use of information that may have been obtained by a Section 16 Insider by reason of his or her relationship to the Company, Section 16 Insiders are prohibited from generating profits from any purchase and sale or sale and purchase of the Company’s equity securities within a six-month period. Any such profits will be required to be surrendered to the Company in accordance with Section 16 of the Exchange Act. Under limited circumstances, a transaction may be exempted from this prohibition. Contact the Chief Legal Officer for additional information.

VIOLATIONS

Penalties for violations of the antifraud provisions of federal and state securities laws are severe, both for the individuals involved in the unlawful conduct and their employers. Even if a person did not benefit personally from the violation, he or she could be subject to sanctions. Penalties include, but are not limited to, civil injunctions, disgorgement of profits, monetary penalties up to triple the profits gained or losses avoided, or criminal penalties including prison sentences. Associates should be aware that any violation of this Policy may also result in termination of employment. Anyone in doubt about the application of this Policy should consult with the Chief
Updated October 2023

Legal Officer before proceeding with any transaction involving the Company’s securities, and before disclosing any information related to the Company. You must report any violations of this Policy immediately to the Chief Legal Officer.

ADMINISTRATION

The Chief Legal Officer is responsible for:

•Administering this Policy and monitoring and enforcing compliance with this Policy’s provisions and procedures;
•Responding to all inquiries relating to this Policy and its provisions, including requests to review and approve Rule 10b5-1 trading plans prior to adoption;
•Designating and announcing special Trading Windows during which Insiders may trade Company securities or establish a Rule 10b5-1 trading plan;
•Ensuring that copies of this Policy and other appropriate materials are provided or otherwise made available to current and new directors and Associates and such other persons designated as Insiders;
•Revising this Policy as necessary to reflect changes in federal or state insider trading laws or best practice; and
•Maintaining the accuracy of the Section 16 Insiders list and the list of Insider Associates.

Updated October 2023

EXHIBIT A

GUIDELINES FOR ESTABLISHING RULE 10b5-1 TRADING PLANS

Rule 10b5-1 trading plans allow corporate insiders the flexibility to trade company securities in compliance with SEC regulations and without consideration for the limitations of a company’s insider trading policy. Rule 10b5-1 allows Insiders greater opportunity to trade their Company shares, including during periods when the Trading Window is closed. Your trading plan must:

•be established at a time when you are not in possession of material, non-public information related to the Company;
•be established only during an open Trading Window;
•provide for the suspension of transactions under the trading plan in the event the Company should, in its sole discretion, determine that such a suspension is necessary and advisable;
•be approved by the Chief Legal Officer of the Company.

In addition, when adopting a Rule 10b5-1 trading plan, the trading plan must be in writing and must:

•specify the amount of securities to be traded, the price at which the securities are to be traded and the date the securities are to be traded;
•include a written formula or algorithm, or computer program, for determining the amount of securities to be traded, the price at which the securities are to be traded and the date the securities are to be traded; or
•delegate to another person sole discretion to determine the amount, price and date of the trades to be made, provided that person is not aware of material, non-public information related to the Company.

Review and approval of a Rule 10b5-1 trading plan by the Chief Legal Officer before adoption of the trading plan does not mean that the Chief Legal Officer assumes any liability or responsibility if the Insider or other entity or person fails to comply with the trading plan or the law.

Your written trading plan must include the following representations:

•you are not aware of material, non-public information related to the Company as of the date the trading plan is established;
•you are entering into the trading plan in good faith and not as a plan or scheme to evade the antifraud provisions of federal or state securities laws;
•you acknowledge that (i) you have no authority, influence or control over any actions by the broker or other third party directing the trading plan, (ii) you will not attempt to exercise any authority, influence or control over that broker or other third party directing the trading plan, and (iii) the broker or other third party will not seek advice from you with regard to the manner in which it acts under the terms of the trading plan;
•you agree not to enter into corresponding or hedging trades with respect to the securities covered by the trading plan for the duration of the trading plan;
•you agree to not alter or deviate from the terms of the trading plan, or terminate the trading plan, without prior approval from the Chief Legal Officer;
•you agree to timely make all filings required under the Securities Act of 1933, as amended (“1933 Act”), and the Exchange Act;
•you acknowledge that the Company may, in its sole discretion, make public announcements regarding the trading plan in its press releases and other public filings with the SEC, including information related to the existence or adoption of the trading plan, and, to the extent required under applicable law, information as to the timing of the trades, and amount and price of the securities traded; and
•you agree that you and your broker will take any steps necessary to ensure your compliance with Rule 144 under the 1933 Act and Section 16(b) under the Exchange Act.

For directors and officers who are designated “Section 16 Insiders”, SEC rules impose a “cooling off” period such that no trades may be initiated under a trading plan until the later of (i) 90 days after adopting or modifying the plan and (ii) two business days after the release of the Company’s final results on Form 10-Q or Form 10-K for the fiscal quarter in which the plan was adopted (not to exceed 120 days after adoption). For all other Associates, a
Updated October 2023

30-day cooling off period after adopting or modifying a plan is required under SEC rules before trading may commence.

Subject to limited exceptions under the SEC’s rules, SEC rules also prohibit an Associate from putting in place more than one trading plan at a time. Multiple plans are permissible only under one of the following three scenarios:

•You may maintain two plans if one of them is a successor trading plan under which trades are not scheduled to begin until completion or expiration of the predecessor plan.
•You may use “sell to cover” arrangements that authorize the sale of only enough securities to cover tax withholding obligations arising upon vesting of Company compensatory awards.
•You may have contracts with more than one securities broker to execute trades arising under a single trading plan.

Any modification or change to the amount, price or timing of the purchase or sale under a trading plan is generally a termination of such plan and the adoption of a new plan according to SEC rules.

Updated October 2023

ACKNOWLEDGMENT OF BATH & BODY WORKS INSIDER TRADING POLICY

I acknowledge that I have received and read the Bath & Body Works Insider Trading Policy (the “Policy”). I certify that I understand the Policy and agree to comply with its provisions and restrictions. I understand that failure to comply with the Policy may subject me to disciplinary actions, including but not limited to termination of employment.

(Signature)

(Name - Please Print)

(Date)

RETURN TO:
Chief Legal Officer
Bath & Body Works, Inc.
Three Limited Parkway
Columbus, OH 43230
ChiefLegalOfficer@bbw.com
Updated October 2023